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Exhibit 99.1

                               SECOND AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                      CHAMPIONSHIP AUTO RACING TEAMS, INC.
                                       AND
                               CHRISTOPHER R. POOK


         This is the second amendment to the Employment Agreement entered into as of December 18, 2001 by and between Championship Auto Racing Teams, a Delaware corporation ("Company"), and Christopher R. Pook ("Pook"), amended January 30, 2004. This Second Amendment is entered into on this 1st day of December, 2004, effective December 18, 2004.

         In consideration of the promises set forth below, the parties agree to amend the Employment Agreement between the Company and Pook as follows:

1. Compensation from December 18, 2004 through June 30, 2005:

                  The Company shall pay to Pook the following:

                           o Payment of a car allowance of $600 per month through June 30, 2005.

                           o Prepayment of health, life, and disability insurance through June 30, 2005.

                           o Continue payment of Pook's current monthly salary through June 30, 2005.

                           o Mr. Pook will be reimbursed for all of his reasonable expenses incurred in connection with the performance of his services under the Employment Agreement.

2.  General Duties

         Mr. Pook shall continue to perform his duties as Director, Chief Executive Officer, and President of the Company through June 30, 2005, or such earlier time as the Company has liquidated or files for protection under the Federal Bankruptcy Act.

3. Prepayment of Salary in the Event of Bankruptcy or Liquidation

         In the event that the Company makes a decision to file bankruptcy, or enters into a plan of liquidation, then the remaining balance of Pook's salary and benefits, including


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reimbursements through June 30, 2005, shall be wire transferred to Pook no less than forty-eight (48) hours before such bankruptcy filing or adoption of a plan of liquidation.

4. Remaining Terms of Employment Agreement

         All of the remaining terms and conditions of the Employment Agreement as amended January 30, 2004 between the Company and Pook shall remain in full force and effect and shall not be amended by this Second Amendment.


         IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.


CHAMPIONSHIP AUTO RACING TEAMS, INC.                  CHRISTOPHER R. POOK


     (s) Thomas L. Carter                              (s) Christopher R. Pook
--------------------------------------------          -------------------------
By:  Thomas L. Carter, Chief Financial Officer        Christopher R. Pook